COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.
AND THE STANDARD & POOR'S 500 COMPOSITE STOCK PRICE
INDEX

EXHIBIT A:

                     STANDARD
                   & POOR'S 500               THE DREYFUS
 PERIOD           COMPOSITE STOCK        SOCIALLY RESPONSIBLE
                   PRICE INDEX*            GROWTH FUND, INC.

10/7/93              10,000                     10,000
12/31/93             10,232                     10,735
12/31/94             10,366                     10,895
12/31/95             14,257                     14,661
12/31/96             17,528                     17,774
12/31/97             23,374                     22,827
12/31/98             30,059                     29,534

*Source: Lipper Analytical Services, Inc.